Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 No. 333-226291) pertaining to the Amended and Restated 2008 Stock Incentive Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Constellation Pharmaceuticals, Inc. of our report dated March 13, 2019, with respect to the consolidated financial statements of Constellation Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2019